Exhibit 10.1
SUBLEASE
     THIS SUBLEASE (this “Sublease”) is made and entered into as of the 1st day of September, 2010, by and between CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (“Sublandlord”), and BROWN INVESTMENT ADVISORY AND TRUST COMPANY, a Maryland corporation (“Subtenant”).
W I T N E S S E T H:
     WHEREAS, by that certain Office Lease Agreement dated as of the 27th day of April, 2007 as amended by Amendment No. 1 to Lease dated as of August 25, 2008 and Amendment No. 2 to Lease dated as of February 17, 2009 and Amendment No. 3 to Lease dated as of April 8, 2010 (collectively, the “Prime Lease”), Wisconsin Place Office LLC (“Landlord”) leases to Sublandlord certain premises (the “Master Premises”) in the building known as Wisconsin Place and located at 5404 Wisconsin Avenue, Chevy Chase, Maryland (the “Building”); and
     WHEREAS, subject to the consent of Landlord, Subtenant desires to sublease from Sublandlord, and Sublandlord desires to sublease to Subtenant, a portion of the Master Premises consisting of nineteen thousand fifty-one (19, 051) square feet of rentable area of the tenth (10 th ) floor of the Building as depicted on Exhibit A attached hereto (hereinafter referred to as the “Subleased Premises”), all upon the terms and subject to the conditions and provisions hereinafter set forth;
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Sublandlord and Subtenant hereby agree as follows:
     1. Demise; Use. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord the Subleased Premises for the term and rental and upon the other terms and conditions hereinafter set forth, to be used and occupied by Subtenant solely for general office use and for no other purpose.
     2. Term. The term of this Sublease shall commence (the “Commencement Date”) on January 1, 2011, and, unless sooner terminated pursuant to the provisions hereof, shall terminate on May 31, 2024 or any earlier date as of which the Prime Lease may be terminated. In the event the Subleased Premises are ready for occupancy prior to January 1, 2011, Subtenant shall have the right, solely during the month of December 2010, to occupy the Subleased Premises as of the date on which the Subleased Premises are ready for occupancy, and the term of this Sublease shall be extended for the period of early occupancy; during such early occupancy period Subtenant shall have no obligation to pay Base Rent for the Subleased Premises, but Subtenant shall pay all additional rent and other charges described in this Sublease, and all other provisions of this Sublease shall be in full force and effect.

     3. Base Rent.
     (a) Subtenant shall pay to Sublandlord base rental (“Base Rent”) for the Subleased Premises as follows:

Annual Base Rent
Period	per Rentable Square Foot
1/1/11 — 12/31/11	$34.00
1/1/12 — 12/31/12	$34.85
1/1/13 — 12/31/13	$35.72
1/1/14 — 12/31/14	$36.61
1/1/15 — 12/31/15	$37.53
1/1/16 — 12/31/16	$38.47
1/1/17 — 12/31/17	$39.43
1/1/18 — 12/31/18	$40.42
1/1/19 — 12/31/19	$41.43
1/1/20 — 12/31/20	$42.46
1/1/21 — 12/31/21	$43.52
1/1/22 — 12/31/22	$44.61
1/1/23 — 12/31/23	$45.73
1/1/24 — 5/31/24	$46.87
Base Rent shall be due and payable in equal monthly installments. Each such installment shall be due and payable in advance on the first day of each calendar month of the term hereof. If the term of this Sublease commences on a day other than the first day of a month or ends on a day other than the last day of a month, Base Rent for such month shall be prorated; prorated Base Rent for any such partial first month of the term hereof shall be paid on the date on which the term commences. Concurrently with its execution of this Sublease, Subtenant shall pay to Sublandlord the installment of Base Rent due for the first full calendar month within the term of this Sublease following the abatement period described in Section 3(c) below.
     (b) All Base Rent and additional rent shall be paid without any setoff or deduction whatsoever, and shall be paid to Sublandlord at its address set forth in Section 15 below or at such other place as Sublandlord may designate by notice to Subtenant. In the event an Event of Default has occurred under the Prime Lease (for which Sublandlord must provide Subtenant notice), Subtenant shall remit its installments of Base Rent and additional rent for the Subleased Premises directly to Landlord until the Event of Default has been cured or the Sublease has been terminated.
     (c) Notwithstanding anything to the contrary set forth above, so long as Subtenant is not in default hereunder beyond any applicable notice and cure period, Base Rent payable by Subtenant to Sublandlord as provided above shall be abated with respect to the period commencing on January 1, 2011 and expiring on August 31, 2011.

     4. Additional Rent; Payments; Interest.
     (a) In addition to the Base Rent described above, Subtenant shall pay to Sublandlord additional rent with respect to the Subleased Premises on account of Operating Expenses and Real Estate Taxes in accordance with the provisions of the Prime Lease. Subtenant’s share of the Building’s Operating Expenses and Real Estate Taxes shall be determined in accordance with Section 4.1(b) of the Prime Lease, except that the term “Premises” as used therein shall be deemed to refer to the Subleased Premises, and the Proportionate Share of Subtenant shall be adjusted accordingly to reflect only the rentable area of the Subleased Premises. Sublandlord shall deliver to Subtenant, within ten (10) business days of receipt of the Landlord’s Operating Expense Statement, a like statement pertaining solely to the Subleased Premises.
     (b) Subtenant shall pay to Sublandlord all other amounts payable by Sublandlord under the Prime Lease which are attributable to the Subleased Premises (as distinguished from the Master Premises generally) or attributable to Subtenant, its agents, employees, customers or invitees. By way of example and not by way of limitation, charges by Landlord for furnishing air conditioning or heating to the Subleased Premises at times in addition to those certain times specified in the Prime Lease, costs incurred by Landlord in repairing damage to the Building caused by an employee of Subtenant, increased insurance premiums due as a result of Subtenant’s use of the Subleased Premises, and amounts expended or incurred by Landlord on account of any default by Subtenant which gives rise to a default under the Prime Lease would be amounts payable by Subtenant pursuant to this Section 4(b).
     (c) Each amount due pursuant to Section 4(a) and 4(b) above and each other amount payable by Subtenant hereunder, unless a date for payment of such amount is provided for elsewhere in this Sublease, shall be due and payable on the tenth (10th) business day following the date on which Landlord or Sublandlord has given notice to Subtenant of the amount thereof, but in no event later than the date on which any such amount is due and payable under the Prime Lease.
     (d) All amounts other than Base Rent payable to Sublandlord under this Sublease shall be deemed to be additional rent due under this Sublease. All past due installments of Base Rent and additional rent shall bear interest from the date due until paid at the rate per annum equal to the interest rate that is applicable to late payments pursuant to the Prime Lease, unless a lesser rate shall then be the maximum rate permissible by law with respect thereto, in which event said lesser rate shall be charged. All past due installments of Base Rent and additional rent shall be subject to the same late charges as are applicable to late payments under the Prime Lease.
     5. Condition of Subleased Premises and Construction of Improvements.
     (a) The initial leasehold improvements in the Subleased Premises (the “Leasehold Improvements”) shall be constructed by Landlord pursuant to the provisions of Exhibit B to the Prime Lease. Subtenant shall prepare Schematic Drawings, Design Development Drawings, and

Permit Drawings and Construction Documents for the Leasehold Improvements, and shall submit such drawings for Landlord’s and Sublandlord’s approval. Subtenant shall submit such Schematic Drawings to Landlord and Sublandlord no later than forty-five (45) days following the date of this Sublease; Subtenant shall submit such Design Development Drawings to Landlord and Sublandlord no later than ninety (90) days following the date of this Sublease; and Subtenant shall submit such Permit Drawings and Construction Documents to Landlord and Sublandlord no later than December 1, 2010. Sublandlord agrees that the procedures set forth in Exhibit B to the Prime Lease for the review and approval, deemed or otherwise, of Schematic Drawings, Design Development Drawings, and Permit Drawings and Construction Documents shall apply to Sublandlord in the same fashion as they do to Landlord so that the times for review and approval by Sublandlord shall be coincidental with those applicable to the Landlord. The cost of the Leasehold Improvements shall be paid by, and solely to the extent of, application of the Phase II Allowance granted by Landlord to Sublandlord pursuant to the terms of Exhibit B to the Prime Lease, up to a maximum of Fifty Dollars ($50.00) multiplied by the number of square feet of rentable area in the Subleased Premises (the “Allowance”), and Subtenant shall bear any and all costs of the Leasehold Improvements in excess of such Allowance, subject to the provisions of Section 5(c) below. Subtenant is aware that, pursuant to the provisions of Exhibit B to the Prime Lease, Landlord’s obligation to provide the Allowance is conditioned upon the submission of Permit Drawings and Construction Documents for the Leasehold Improvements no later than December 1, 2010. In the event Subtenant fails to submit such Permit Drawings and Construction Documents for the Leasehold Improvements by December 1, 2010, then Subtenant acknowledges and agrees that (i) neither Landlord nor Sublandlord shall have any obligation to provide the Allowance, (ii) the Leasehold Improvements shall be designed and constructed at Subtenant’s sole cost and expense, and (iii) the unavailability of the Allowance shall not in any manner affect the validity of this Sublease, the rental payable by Subtenant hereunder, or any other term of this Sublease.
     (b) Notwithstanding anything in Section 5(a) above to the contrary, Sublandlord shall grant Subtenant an allowance in the amount of $104,400.00 (the “Common Area Allowance”), to be applied by Subtenant toward the cost of constructing the Common Areas for the 10th Floor and the demising walls necessary to separate the Subleased Premises from the portion of the 10th floor not included in the Subleased Premises. Disbursement of such Common Area Allowance shall be subject to the same requisition procedures as are applicable to draws of the Allowance pursuant to the provisions of Exhibit B to the Prime Lease. Notwithstanding any requirements of the requisition procedures of Exhibit B to the Prime Lease, Subtenant shall be entitled to the entirety of the Common Area Allowance, which may be drawn down fully, if not already paid, at the time of substantial completion of the Common Areas for the 10th Floor and Subtenant’s submission to Sublandlord of final lien waivers with respect to such work.
     (c) Notwithstanding anything in Section 5(a) above to the contrary, in addition to Subtenant’s entitlement to the Allowance and the Common Area Allowance described above, Sublandlord hereby agrees to grant to Subtenant an additional allowance (the “Additional Allowance”) in the amount of $750,000.00 to be applied toward the design and construction costs of the Leasehold Improvements being constructed by Subtenant in the Subleased Premises. Draws upon the Additional Allowance shall be subject to the same requisition procedures as are the time of substantial completion of the Common Areas for the 10th Floor and Subtenant’s submission to Sublandlord of final lien waivers with respect to such work.
     (c) Notwithstanding anything in Section 5(a) above to the contrary, in addition to Subtenant’s entitlement to the Allowance and the Common Area Allowance described above, Sublandlord hereby agrees to grant to Subtenant an additional allowance (the “Additional Allowance”) in the amount of $750,000.00 to be applied toward the design and construction costs of the Leasehold Improvements being constructed by Subtenant in the Subleased Premises, as well as the costs of interior finishes or furnishings for the Subleased Premises. Draws upon the Additional Allowance shall be subject to the same requisition procedures as are applicable to draws of the Allowance pursuant to the provisions of Exhibit B to the Prime Lease; provided that Sublandlord shall have no obligation to disburse any portion of the Additional Allowance unless and until the Allowance Letter of Credit (as defined in Section 5(e) below) has been delivered by Subtenant to Sublandlord. Subtenant shall repay the Additional Allowance to Sublandlord, with interest thereon at the Allowance Interest Rate (as defined in Section 5(d) below), in monthly payments (the “Allowance Amortization Payments”) sufficient to amortize the Additional Allowance over the first eighty-four (84) months in the term of this Sublease. Such payments shall be deemed additional rent under this Sublease, and shall be made at the same time and in the same manner as Base Rent is payable for the Subleased Premises. Notwithstanding anything herein to the contrary, (i) under no circumstances shall any abatement, set off or reduction whatsoever apply to the Allowance Amortization Payments, and (ii) in the event this Sublease is terminated prior to the end of the eighty-fourth (84th) month in the initial term of this Sublease for any reason other than a default by Sublandlord under the Sublease or under the Prime Lease, then Subtenant shall reimburse Sublandlord, not later than the termination date, for the full amount of the unamortized Additional Allowance. If the Sublease is terminated by reason of the default of Sublandlord and Landlord does not attorn to Subtenant under the Sublease or enter into a new lease directly with Subtenant, then Subtenant shall be relieved of any further obligation to make Allowance Amortization Payments as of the date the Sublease was terminated or as of the date Subtenant vacates the Subleased Premises, whichever is later; provided, however, that if the term of a new direct lease between Landlord and Subtenant expires prior to the date that would have been the last day of the eighty-fourth (84th) month in the initial term of this Sublease, then Subtenant shall be relieved of any further obligation to make Allowance Amortization Payments as of the date the new direct lease expires or as of the date Subtenant vacates the Subleased Premises, whichever is later. In the event Landlord recognizes Subtenant under the Sublease or enters into a new lease for the Subleased Premises with Subtenant, then Subtenant shall continue to make the monthly Allowance Amortization Payments as and when due, but these payments shall be made to Sublandlord. Interest on disbursements of the Additional Allowance shall accrue at the Allowance Interest Rate from the date of disbursement. All such interest that has accrued as of the Commencement Date shall be due and payable on the Commencement Date. In no event shall Landlord be obligated to provide the Additional Allowance or any allowance for tenant improvements directly to Subtenant.
(d) In the event the initial face amount of the Allowance Letter of Credit (as defined below) is equal to greater than $749,999.74, then the Allowance Interest Rate shall equal the Five Year Treasury Constant Maturity rate (the “5-Year Treasury Rate”) published by the Federal applicable to draws of the Allowance pursuant to the provisions of Exhibit B to the Prime Lease; provided that Sublandlord shall have no obligation to disburse any portion of the Additional Allowance unless and until the Allowance Letter of Credit (as defined in Section 5(e) below) has been delivered by Subtenant to Sublandlord. Subtenant shall repay the Additional Allowance to Sublandlord, with interest thereon at the Allowance Interest Rate (as defined in Section 5(d) below), in monthly payments (the “Allowance Amortization Payments”) sufficient to amortize the Additional Allowance over the first eighty-four (84) months in the term of this Sublease. Such payments shall be deemed additional rent under this Sublease, and shall be made at the same time and in the same manner as Base Rent is payable for the Subleased Premises. Notwithstanding anything herein to the contrary, (i) under no circumstances shall any abatement, set off or reduction whatsoever apply to the Allowance Amortization Payments, and (ii) in the event this Sublease is terminated prior to the end of the eighty-fourth (84th) month in the initial term of this Sublease for any reason other than a default by Sublandlord under the Sublease or under the Prime Lease, then Subtenant shall reimburse Sublandlord, not later than the termination date, for the full amount of the unamortized Additional Allowance. If the Sublease is terminated by reason of the default of Sublandlord and Landlord does not attorn to Subtenant under the Sublease or enter into a new lease directly with Subtenant, then Subtenant shall be relieved of any further obligation to make Allowance Amortization Payments as of the date the Sublease was terminated or as of the date Subtenant vacates the Subleased Premises, whichever is later; provided, however, that if the term of a new direct lease between Landlord and Subtenant expires prior to the date that would have been the last day of the eighty-fourth (84th) month in the initial term of this Sublease, then Subtenant shall be relieved of any further obligation to make Allowance Amortization Payments as of the date the new direct lease expires or as of the date Subtenant vacates the Subleased Premises, whichever is later. In the event Landlord recognizes Subtenant under the Sublease or enters into a new lease for the Subleased Premises with Subtenant, then Subtenant shall continue to make the monthly Allowance Amortization Payments as and when due, but these payments shall be made to Sublandlord. Interest on disbursements of the Additional Allowance shall accrue at the Allowance Interest Rate from the date of disbursement. All such interest that has accrued as of the Commencement Date shall be due and payable on the Commencement Date. In no event shall Landlord be obligated to provide the Additional Allowance or any allowance for tenant improvements directly to Subtenant.
     (d) In the event the initial face amount of the Allowance Letter of Credit (as defined below) is equal to greater than $749,999.74, then the Allowance Interest Rate shall equal the Five Year Treasury Constant Maturity rate (the “5-Year Treasury Rate”) published by the Federal Reserve Board as of the Commencement Date. In the event the initial face amount of the Allowance Letter of Credit is less than $749,999.74, then the Allowance Interest Rate applicable to the portion of the Additional Allowance that is, as of the commencement of each twelve-month period within the term of this Sublease, equal to the then-applicable face amount of the Allowance Letter of Credit shall equal the 5-Year Treasury Rate, and the Allowance Interest Rate applicable to the portion of the Additional Allowance that is, as of the commencement of each twelve-month period within the term of this Sublease, in excess of the then-applicable face amount of the Allowance Letter of Credit shall equal 200 Basis Points in excess of the 5-Year Treasury Rate.

     (e) Within five (5) business days following the execution of this Sublease, Subtenant shall deposit with Sublandlord an unconditional, irrevocable letter of credit (the “Allowance Letter of Credit”) from a U.S. banking institution reasonably acceptable to Sublandlord, insured by a federal insurance agency (“Issuer”). The Allowance Letter of Credit shall be separate from and in addition to any security deposit required pursuant to Section 17 hereof. The initial face amount of the Allowance Letter of Credit shall be an amount elected by Subtenant that is not less than $500,000.00 and not more than $750,000.00. The Allowance Letter of Credit shall be security for Subtenant’s payment of the Allowance Amortization Payments. If Subtenant defaults with respect to its obligation to make the Allowance Amortization Payments, Sublandlord may draw upon the Allowance Letter of Credit in the amount of any such missed payments; provided, however, that on up to one (1) occasion in any twelve-month period, Sublandlord shall not draw upon the Allowance Letter of Credit unless Subtenant’s failure to make an Allowance Amortization Payment has continued for five (5) business days beyond the due date of such payment. Any sums drawn by Sublandlord under the Letter of Credit shall be credited against the Allowance Amortization Payments due from Subtenant to Sublandlord hereunder. Sublandlord will in no event draw down more than the unamortized balance of the Additional Allowance, provided, however, that should Sublandlord in fact draw down monies in excess of the unamortized balance of the Additional Allowance (an “Excess Payment”), then Sublandlord shall immediately refund the Excess Payment to Subtenant, which Excess Payment, if not refunded within five (5) days of receipt by Sublandlord, will bear interest at the same rate as payable on the Additional Allowance pursuant to this Sublease, commencing as of the date of receipt by Sublandlord and continuing until the refund is made to Subtenant. If Subtenant shall fully and faithfully make all the Allowance Amortization Payments, the Allowance Letter of Credit shall be returned to Subtenant (or, at Sublandlord’s option, to the last assignee of Subtenant’s interest hereunder) upon the expiration of the eighty-fourth (84th) month in the term of this Sublease. The Allowance Letter of Credit shall (i) meet the requirements of the “Uniform Customs and Practice for Documentary Credits,” ICC No. 500 (1993 Edition), (ii) name Sublandlord as beneficiary, (iii) be in the amount elected by Subtenant pursuant to the provisions of this Section 5(e), (iv) be payable in full or partial draws against Sublandlord’s sight draft, (v) include an “evergreen” provision which provides that the Allowance Letter of Credit shall be renewed automatically on an annual basis unless the Issuer delivers thirty (30) days prior written notice of cancellation to Sublandlord, (vi) have an initial expiration date no earlier than one year from the date of issue, and (vii) otherwise be in form and substance satisfactory to Sublandlord. In the event the Allowance Letter of Credit is not renewed when required hereunder, Sublandlord shall have the right to draw upon the Allowance Letter of Credit and hold the proceeds thereof as a cash deposit instead. In such event, except to the extent required by law, Sublandlord shall not be required to keep said Allowance Letter of Credit proceeds separate from its general funds, and Subtenant shall not be entitled to interest on any such proceeds. Provided Subtenant has timely made all Allowance Amortization Payments theretofore due under this Sublease the amount of the Allowance Letter of Credit shall be reduced by one-seventh (1/7) upon the expiration of each twelve-month period following the Commencement Date. For purposes of this subparagraph, an Allowance Amortization Payment will be deemed “timely” if the making of such payment is temporarily infeasible due to force majeure [such as a power outage that prevents transmittal of an electronic funds transfer], in which event the payment shall be made as promptly as possible following alleviation of the condition of force majeure).

     (f) Sublandlord shall cooperate fully with Subtenant in providing access to the Subleased Premises following the approval of the Sublease by Landlord, in facilitating the submission of the Schematic Drawings, the Design Development Drawings and the Permit Drawings and Construction Documents to Landlord, and in furnishing all necessary information in its possession or control with respect to the 10th Floor Leased Premises.
     (g) Subtenant’s taking possession of the Subleased Premises shall be conclusive evidence as against Subtenant that the Subleased Premises were in good order and satisfactory condition when Subtenant took possession. Upon the expiration of the term hereof, or upon any earlier termination of the term hereof or of Subtenant’s right to possession, Subtenant shall surrender the Subleased Premises in at least as good condition as at the commencement of the term hereof, ordinary wear and tear excepted.
     6. The Prime Lease.
     (a) This Sublease and all rights of Subtenant hereunder and with respect to the Subleased Premises are subject and subordinate to the terms, conditions and provisions of the Prime Lease (notwithstanding any termination, rejection or early expiration of the Prime Lease). Subtenant hereby assumes and agrees to perform faithfully and be bound by, with respect to the Subleased Premises, all of Sublandlord’s obligations, covenants, agreements and liabilities under the Prime Lease to the extent these undertakings pertain to build out and occupancy of the Subleased Premises, and all terms, conditions, provisions and restrictions contained in the Prime Lease except:
     (i) for the payment of rent in amounts other than as set forth in this Sublease;
     (ii) that Subtenant shall not have any obligation or right to construct or install leasehold improvements except as may be expressly provided herein; and
     (iii) that the following provisions of the Prime Lease do not apply to this Sublease: any provisions in the Prime Lease allowing or purporting to allow Sublandlord any rent concessions or abatements or construction allowances and any provisions of the Prime Lease granting Sublandlord any expansion options, renewal options, termination options, or rights of first offer or first refusal; and any provisions by which Sublandlord indemnifies Landlord against actions or omissions of Sublandlord or its agents.
     (b) Without limitation of the foregoing:
     (i) Subtenant shall not make any changes, alterations or additions in or to the Subleased Premises except those specifically contemplated by this Sublease and as otherwise expressly provided herein;

     (ii) If Subtenant desires to take any other action and the Prime Lease would require that Sublandlord obtain the consent of Landlord before undertaking any action of the same kind, Subtenant shall not undertake the same without the prior written consent of Sublandlord. Sublandlord may condition its consent on the consent of Landlord being obtained and may require and authorize Subtenant to contact Landlord directly for such consent;
     (iii) All rights given to Landlord and its agents and representatives by the Prime Lease to enter the Master Premises shall inure to the benefit of Sublandlord and its agents and representatives with respect to the Subleased Premises, provided the provisions of the Prime Lease under Section 12 of the Prime Lease as to prior notice and minimizing disturbance are observed;
     (iv) Sublandlord shall also have all other rights, privileges, options, reservations and remedies granted or allowed to or held by Landlord under the Prime Lease, with the exception of the rights reserved to Landlord under Section 23.2 of the Prime Lease;
     (v) Subtenant shall maintain insurance of the kinds and in the form and amounts required to be maintained by Sublandlord under the Prime Lease. All policies of liability insurance shall name as an additional insured Landlord, the managing agent of the Building, and the holder of any mortgage of which Subtenant shall receive notice, and Sublandlord and their respective officers, directors or partners, as the case may be, and the respective agents and employees of each of them. Upon Sublandlord’s or Landlord’s request, Subtenant shall furnish Sublandlord with certificates of insurance evidencing that Subtenant is carrying the insurance required to be carried by Subtenant hereunder; and
     (vi) Subtenant shall not do anything or suffer or permit anything to be done which could result in a default under the Prime Lease or permit the Prime Lease to be cancelled or terminated.
     (c) Notwithstanding anything contained herein or in the Prime Lease that may appear to be to the contrary, Sublandlord and Subtenant hereby agree as follows:
     (i) Subtenant shall not assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Sublease or any interest of Subtenant in this Sublease, by operation of law or otherwise, or permit the use of the Subleased Premises or any part thereof by any persons other than Subtenant and Subtenant’s employees, or sublet the Subleased Premises or any part thereof, without the prior written consent of Landlord and Sublandlord (which consent of Sublandlord shall not be unreasonably withheld, conditioned or delayed); provided, however, that, subject to the terms of the Prime Lease, Subtenant may assign or sublease all or a portion of the Subleased Premises to an affiliated entity that is under common control with Subtenant, or is a wholly owned subsidiary of Subtenant (it being agreed that no such assignment or sublease shall release the original Subtenant from liability for all obligations of Subtenant under this Sublease);

     (ii) Neither rental nor other payments hereunder shall abate by reason of any damage to or destruction of the Subleased Premises, the Master Premises or the Building or any part thereof, unless, and then only to the extent that, rental and such other payments actually abate under the Prime Lease with respect to the Subleased Premises on account of such event;
     (iii) Subtenant shall not have any right to any portion of the proceeds of any award for a condemnation or other taking, or a conveyance in lieu thereof, of all or any portion of the Building, the Master Premises or the Subleased Premises, provided, however that Subtenant shall have the right to pursue its own claim against the condemning authority for the value of its personal property and trade fixtures installed in the Subleased Premises and for relocation expenses provided Sublandlord is permitted to do so pursuant to the terms of the Prime Lease;
     (iv) Subtenant shall not have any right to exercise or have Sublandlord exercise any option under the Prime Lease, including, without limitation, any option to extend the term of the Prime Lease or lease additional space; and
     (v) Subject to Section 6(a) above, as between Sublandlord and Subtenant, in the event of any conflict between the terms, conditions and provisions of the Prime Lease and of this Sublease, the terms, conditions and provisions of this Sublease shall, in all instances, govern and control. Should Landlord elect to attorn to Subtenant in the event of the termination, rejection or early termination of the Prime Lease, then the provisions of the Sublease as modified by the terms of that certain Consent to Sublease given by Landlord for this Sublease shall govern and control.
     (d) It is expressly understood and agreed that Sublandlord does not assume and shall not have any of the obligations or liabilities of Landlord under the Prime Lease and that Sublandlord is not making the representations or warranties, if any, made by Landlord in the Prime Lease. With respect to work, services, repairs and restoration or the performance of other obligations required of Landlord under the Prime Lease, Sublandlord’s sole obligation with respect thereto shall be promptly to request the same, upon either verbal, in the case of urgent circumstances (to be followed up in writing), or written request from Subtenant, and to use reasonable efforts to obtain the same from Landlord, at no expense to Sublandlord. Sublandlord shall not be liable in damages, nor shall rent abate hereunder, for or on account of any failure by Landlord to perform the obligations and duties imposed on it under the Prime Lease, unless such failure by Landlord is occasioned or excused by acts or omissions of Sublandlord, in which case Sublandlord shall be responsible for the necessary work to repair or restore services under the Sublease.
     (e) Nothing contained in this Sublease shall be construed to create privity of estate or contract between Subtenant and Landlord, except (i) the agreements of Subtenant in Sections 10 and 11 hereof in favor of Landlord, and then only to the extent of the same, and (ii) the provisions of the Consent to Sublease, and then only to the extent provided there.

     7. Default by Subtenant.
     (a) Upon the happening of any of the following:
     (i) Subtenant fails to pay any Base Rent or Allowance Amortization Payment within five (5) business days after the date it is due;
     (ii) Subtenant fails to pay any other amount due from Subtenant hereunder and such failure continues for ten (10) business days after notice thereof from Sublandlord to Subtenant;
     (iii) Subtenant fails to perform or observe any other covenant or agreement set forth in this Sublease and such failure continues for fifteen (15) days after notice thereof from Sublandlord to Subtenant; or
     (iv) any other event occurs which involves Subtenant or the Subleased Premises and which would constitute a default under the Prime Lease if it involved Sublandlord or the Master Premises, and for which Sublandlord has provided notice to Subtenant (so long as Sublandlord is entitled to receive notice of such event under the terms of the Prime Lease);
Subtenant shall be deemed to be in default hereunder, and Sublandlord may exercise, without limitation of any other rights and remedies available to it hereunder or at law or in equity, any and all rights and remedies of Landlord set forth in the Prime Lease in the event of a default by Sublandlord thereunder.
     (b) In the event Subtenant fails or refuses to make any payment or perform any covenant or agreement to be performed hereunder by Subtenant, Sublandlord may make such payment or undertake to perform such covenant or agreement (but shall not have any obligation to Subtenant to do so). In such event, amounts so paid and amounts expended in undertaking such performance, together with all costs, expenses and reasonable attorneys’ fees incurred by Sublandlord in connection therewith, together with interest on all of the foregoing at the rate specified in Section 4(c) above as applicable to late payments of rent, shall be due as additional rent hereunder.
     8. Nonwaiver. Failure of Sublandlord to declare any default or delay in taking any action in connection therewith shall not waive such default. No receipt of moneys by Sublandlord from Subtenant after the termination in any way of the term or of Subtenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the term or affect any notice given to Subtenant or any suit commenced or judgment entered prior to receipt of such moneys.
     9. Cumulative Rights and Remedies. All rights and remedies of Sublandlord under this Sublease shall be cumulative and none shall exclude any other rights or remedies allowed by law.

     10. Indemnity.
     (a) Subtenant hereby agrees to indemnify and hold Sublandlord and Landlord harmless from and against all third-party claims, and all costs, damages, claims, liabilities and expenses (including reasonable attorneys’ fees and any costs of litigation) directly related to such third-party claims, suffered by or claimed against Sublandlord and Landlord, directly or indirectly, based on, arising out of or resulting from (i) Subtenant’s use or occupancy of the Subleased Premises or the business conducted by Subtenant therein, (ii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in the Subleased Premises during the Sublease Term, except to the extent resulting from the negligence or willful misconduct of Sublandlord or its employees, agents or contractors, (iii) any negligence or willful misconduct by Subtenant or its employees, agents and contractors, (iv) any breach or default by Subtenant in the performance or observance of its covenants or obligations under this Sublease; except, if and to the extent such accident, injury, damage, failure, breach or default is a result of or in any way caused by Sublandlord’s or Landlord’s or any of their respective agents’, contractors’, or employees’ negligence, misconduct or wrongful act or omission to act, and except, further, that Subtenant’s obligation to indemnify Sublandlord and Landlord pursuant to this Section 10(a) shall be applicable and shall be enforceable only to the extent that Sublandlord or Landlord has suffered an actual and demonstrable loss caused by the breach or default by Subtenant in the performance or observance of its covenants or obligations under this Sublease; and provided, however, that in no event shall Subtenant have any liability to Sublandlord or Landlord for claims based on the interruption of or loss to Sublandlord’s or Landlord’s business or for any indirect losses or consequential, punitive or other special damages whatsoever or for claims for which Sublandlord or Landlord is insured or required under this Sublease or the Prime Lease to be insured.
     (b) Sublandlord agrees to indemnify, defend and hold harmless Subtenant and its officers, directors, partners, agents and employees from and against any and all claims, demands, costs and expenses of every kind and nature, including reasonable attorneys’ fees and litigation expenses, arising from any breach or default on the part of Sublandlord in the performance of any agreement or covenant of Sublandlord to be performed or performed by it under this Sublease or pursuant to the terms of this Sublease, or arising from Sublandlord’s breach of the Prime Lease to the extent such breach causes loss to Subtenant; except, if and to the extent such accident, injury, damage, failure, breach or default is a result of or in any way caused by Subtenant’s negligence, misconduct or wrongful act or omission to act, and except, further, that Sublandlord’s obligation to indemnify Subtenant pursuant to this Section 10(b) shall be applicable and shall be enforceable only to the extent that Subtenant has suffered an actual and demonstrable loss caused by the breach or default by Sublandlord in the performance or observance of its covenants or obligations under this Sublease; and provided, however, that in no event shall Sublandlord have any liability to Subtenant for claims based on the interruption of or loss to Subtenant’s business or for any indirect losses or consequential, punitive or other special damages whatsoever or for claims for which Subtenant is insured or required under this Sublease to be insured.

     11. Waiver of Subrogation. Anything in this Sublease to the contrary notwithstanding, Sublandlord and Subtenant each hereby waive any and all rights of recovery, claims, actions or causes of action against the other and the officers, directors, partners, agents and employees of each of them, and Subtenant hereby waives any and all rights of recovery, claims, actions or causes of action against Landlord and its agents and employees, for any loss or damage that may occur to the Subleased Premises or the Master Premises, or any improvements thereto, or any personal property of any person therein or in the Building, by reason of fire, the elements or any other cause insured against (or required by the Prime Lease or this Sublease to be insured against) under valid and collectible fire and extended coverage insurance policies, regardless of cause or origin, including negligence, except in any case which would render this waiver void under law.
     12. Brokerage Commissions. Each party hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with this Sublease, excepting only Cassidy Turley, whose commission shall be paid by Sublandlord pursuant to the terms of a separate written agreement, and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Sublease. Each party agrees to protect, defend, indemnify and hold the other harmless from and against any and all claims inconsistent with the foregoing representations and warranties for any brokerage, finder’s or similar fee or commission in connection with this Sublease, if such claims are based on or relate to any act of the indemnifying party which is contrary to the foregoing representations and warranties.
     13. Successors and Assigns. This Sublease shall be binding upon and inure to the benefit of the successors and assigns of Sublandlord and shall be binding upon and inure to the benefit of the successors of Subtenant and, to the extent any such assignment may be approved, Subtenant’s assigns.
     14. Entire Agreement. This Sublease contains all the terms, covenants, conditions and agreements between Sublandlord and Subtenant relating in any manner to the rental, use and occupancy of the Subleased Premises. No prior agreement or understanding pertaining to the same shall be valid or of any force or effect. The terms, covenants and conditions of this Sublease cannot be altered, changed, modified or added to except by a written instrument signed by Sublandlord and Subtenant.
     15. Notices. Notices and demands required or permitted to be given by either party to the other with respect hereto or to the Subleased Premises shall be in writing and shall be served either by personal delivery with a receipt requested, by overnight air courier service or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
     If to Sublandlord:
CapitalSource Finance LLC
4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815
Attn: General Counsel

     If to Subtenant:
Brown Investment Advisory and Trust Company
901 South Bond Street, Suite 400
Baltimore, MD 21231
Attn: William S. Harrison, Chief Administrative Officer
Notices and demands shall be deemed to have been given two (2) days after mailing, if mailed, or, if made by personal delivery or by overnight air courier service, then upon such delivery. Either party may change its address for receipt of notices by giving notice to the other party.
     16. Authority, etc. Each party represents and warrants to the other that this Sublease has been duly authorized, executed and delivered by and on behalf of such party and constitutes its valid, enforceable and binding agreement.
     17. Security Deposit.
     (a) Concurrently with its execution of this Sublease, Subtenant shall deposit with Sublandlord Two Hundred Five Thousand Nine Hundred Forty-Four Dollars ($205,944.00) as security for the full and faithful performance of every provision of this Sublease to be performed by Subtenant. If Subtenant defaults with respect to any provision of this Sublease, including, but not limited to, the provisions relating to the payment of rent, Sublandlord may use, apply or retain all or any part of said security deposit for the payment of any rent and any other sum in default, or for the payment of any other amount which Sublandlord may spend or become obligated to spend by reason of Subtenant’s default or to compensate Sublandlord for any other loss or damage which Sublandlord may suffer by reason of Subtenant’s default. If any portion of said security deposit is so used or applied, Subtenant shall, within five (5) days after written demand therefor, deposit cash with Sublandlord in an amount sufficient to restore the security deposit to its original amount, and Subtenant’s failure to do so shall be a material breach of this Sublease. Except to the extent required by law, Sublandlord shall not be required to keep said security deposit separate from its general funds, and Subtenant shall not be entitled to interest on any security deposit. If Subtenant shall fully and faithfully perform every provision of this Sublease to be performed by it, said security deposit or any balance thereof shall be returned to Subtenant (or, at Sublandlord’s option, to the last assignee of Subtenant’s interest hereunder) within thirty (30) days after the expiration of the term and Subtenant’s vacation of the Subleased Premises. Nothing herein shall be construed to limit the amount of damages recoverable by Sublandlord or any other remedy to the security deposit.
     (b) At Subtenant’s election, the security deposit may take the form either of cash or of an unconditional, irrevocable letter of credit (the “Letter of Credit”) from a U.S. banking institution reasonably acceptable to Sublandlord, insured by a federal insurance agency (“Issuer”). The Letter of Credit shall (i) meet the requirements of the “Uniform Customs and Practice for

Documentary Credits,” ICC No. 500 (1993 Edition), (ii) name Sublandlord as beneficiary, (iii) be in the amount of the security deposit required hereunder, (iv) be payable in full or partial draws against Sublandlord’s sight draft, (v) include an “evergreen” provision which provides that the Letter of Credit shall be renewed automatically on an annual basis unless the Issuer delivers thirty (30) days prior written notice of cancellation to Sublandlord, (vi) have an initial expiration date no earlier than one year from the date of issue, and (vii) otherwise be in form and substance satisfactory to Sublandlord. In the event the Letter of Credit is ever not renewed when required hereunder, Sublandlord shall have the right to draw upon the Letter of Credit and hold the proceeds thereof as a cash security deposit.
     (c) Notwithstanding the foregoing, provided no Event of Default has theretofore occurred under this Sublease, (i) on the fourth anniversary of the Commencement Date, the Security Deposit shall be reduced to $137,296.00, and (ii) on the sixth anniversary of the Commencement Date, the Security Deposit shall be further reduced to $68,648.00.
     18. Parking. During the term of this Sublease, Subtenant shall have the right to purchase two (2) monthly parking permits in the Building’s parking garage for each 1,000 square feet of rentable area in the Subleased Premises, upon the terms and conditions set forth in Article XXIV of the Prime Lease.
     19. Modifications. Sublandlord shall not amend the Prime Lease with respect to any provision that would affect Subtenant’s rights or obligations hereunder without the Subtenant’s prior written consent.
     20. No Breach of Prime Lease. Sublandlord shall not do or permit to be done any act which may constitute a breach or violation of any term, covenant or condition of the Prime Lease and which is not cured within any cure period granted under the Prime Lease.
     21. Consent of Landlord. The obligations of Sublandlord and Subtenant under this Sublease are conditioned and contingent upon Landlord consenting hereto by executing and delivering a counterpart of this Sublease or a separate instrument signifying its consent. In the event Landlord’s consent is not obtained within thirty (30) days after the date hereof, this Sublease shall be null and void, and neither Sublandlord nor Subtenant shall have any further obligations or liability hereunder or to each other with respect to the Subleased Premises. During this review period, Sublandlord shall not market the Subleased Premises to another party. Subtenant shall have the right to request from Landlord protections against an early termination of the Prime Lease because of a Tenant default or surrender.
     22. Examination. Submission of this instrument for examination or signature by Subtenant does not constitute a reservation of or option for the Subleased Premises or in any manner bind Sublandlord, and no lease, sublease or obligation of Sublandlord shall arise until this instrument is signed and delivered by Sublandlord and Subtenant and the consent of Landlord is obtained as described in Section 21 above.

     23. Sublandlord’s Covenants. Sublandlord covenants to Subtenant that it will undertake the following obligations:
     (a) Perform fully each and all of its obligations under the Prime Lease, including payment of Base and Additional Rent when and as due;
     (b) Furnish promptly to Subtenant any notices from Landlord which pertain to the Subleased Premises or Subtenant, or which notices allege a breach of the Prime Lease which, if not timely cured in accordance with the Prime Lease, would constitute an Event of Default under the Prime Lease or have an adverse effect on Subtenant’s continued use and occupancy of the Subleased Premises, or result in the possible termination of the Prime Lease;
     (c) Cooperate with Subtenant in completion of the Leasehold Improvements for the Subleased Premises, including without limitation Subtenant’s completion of the common areas on the 10th Floor and the demising walls;
     (d) Maintain the 10th floor as an “open” floor so that unrestricted access for Subtenant’s employees and business visitors is maintained from the Building lobby to the 10th floor and the Subleased Premises during regular office hours; and
     (e) Arrange for Subtenant’s listing on the Building directory.
Signature Pages Follow

     IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date aforesaid.

ATTEST/WITNESS:		Sublandlord:

CAPITALSOURCE FINANCE LLC

By:	/s/ Jacqueline Vernon	By:	/s/ Steven Museles
	Jacqueline Vernon Facilities Administration		Its:	Steven Museles Co. Chief Executive Officer

Subtenant:

BROWN INVESTMENT ADVISORY AND TRUST COMPANY

By:	/s/ Deborah Gallagher	By:	/s/ Michael D. Hankin
Its: President & CEO